Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated November 13, 2006 (December 14, 2006 as to Note 2), relating to the balance sheet of Spectra Energy Corp (formerly, Gas SpinCo, Inc.), as of July 31, 2006, appearing in the Current Report on Form 8-K (File No. 1-33007) filed December 15, 2006 of Spectra Energy Corp and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas

January 17, 2007